Exhibit 99.1

  Infinity Property and Casualty Corporation Announces Second Quarter Results

    BIRMINGHAM, Ala., July 30 /PRNewswire-FirstCall/ -- Infinity Property and Casualty Corporation (Nasdaq: IPCC), today reported net earnings for the second quarter of $12.3 million or $0.60 per share, on a fully diluted basis, compared to net earnings of $2.1 million or $0.10 per share on a pro forma basis for the second quarter of 2002. For the first six months of 2003, net earnings were $23.8 million or $1.16 per share, as compared with $11.1 million, or $0.55 per share on a pro forma basis for the same period in 2002. Pro forma earnings for the second quarter and the first six months of 2002 combine the separate results for Infinity's nonstandard auto subsidiaries ("NSA Group") and the personal insurance business assumed by Infinity as part of the initial public offering completed earlier this year ("Assumed Agency Business").

    Operating earnings, a non-GAAP measure, were $12.1 million or $0.59 per share for the second quarter of 2003 compared to $9.5 million or $0.47 per share on a pro forma basis for the second quarter of 2002. For the first six months of 2003, operating earnings were $23.5 million or $1.14 per share, as compared with $18.7 million, or $.92 per share on a pro forma basis for the same period in 2002. Operating earnings are defined at the end of this release and reconciled to net earnings, the most comparable GAAP measure.

    Underwriting income, a non-GAAP measure, was $12.9 million and $22.5 million in the second quarter and first six months of 2003, respectively. By comparison, $3.2 million of underwriting income was earned in the second quarter and first six months of 2002. Infinity produced a GAAP combined ratio in the second quarter of 92.2%, a 6.3 point improvement over that in the second quarter of 2002. For the first six months of 2003, the GAAP combined ratio of 93.2%, a 6.0 point improvement over that in the first six months of
2002.   Underwriting income is defined at the end of this release and reconciled to net earnings, the most comparable GAAP measure.

    Second quarter net written premiums were $169.8 million, an 18.1% decrease over the $207.4 million net written premiums in the second quarter of 2002. Including the $48.0 million of unearned premium related to the Assumed Agency Business transferred on 1/1/2003, net written premiums for the first six months of 2003 were $396.2 million, an 7.0% decrease over the $426.1 million net premiums for the first six months of 2002. Excluding the unearned premium transfer, net written premiums decreased 18.3% compared to the first six months of 2002.

    "We are pleased with Infinity's continued strong operating results this quarter," states James Gober, Infinity's President and CEO. "This success is a measure of our commitment to maintain adequate rates and the aggressive steps we have taken to reduce operating expenses through the consolidation of our operations. We also continue to benefit from the favorable effects of lower claims frequencies and moderate claim severities."


    Focus States Results

    Gross written premiums in Infinity's top five focus states, which represent 76% of the total business volume, fell 2.6% to $183.1 million in the second quarter of 2003 as compared with the same period in 2002. For these top five focus states, gross written premiums for the first six months of 2003 was $372.5 million, down 3.2% from that in 2002. Infinity is striving to expand its presence in the focus states (California, Florida, Georgia, Connecticut and Pennsylvania) and thereby increase volume while reducing its presence in states that provide an unacceptable level of profitable growth potential. Overall gross premiums written were $241.4 million for the second quarter of 2003, a 16.8% decline from gross premiums written in the second quarter of 2002. Overall gross written premiums for the six months ended June 30, 2003 were $497.3 million, a 17.0% decrease as compared with $599.4 million for the same period in 2002.

    Loss ratios for the overall business before reinsurance improved from 60.2% to 55.7% from the second quarter of 2002 to the same period in 2003, and from 61.8% for the first six months of 2002 to 56.2% in the same period in 2003, driven substantially from the reduction of business in the non-focus states as well as the improvement in loss ratio in the focus states.


    2003 Operating Earnings Per Share

    Based on the first and second quarter results and our expectations for the remainder of the year, Infinity is increasing its operating earnings guidance, on a fully diluted basis, to the range of $2.30 to $2.45.

    Infinity Property and Casualty Corporation is a national provider of personal automobile insurance with an emphasis on nonstandard auto insurance. Its products are offered through a network of approximately 14,000 independent agencies.


    Forward-Looking Statements

    This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Statements which include the words "believes", "expects", "may", "should", "intends", "plans", "anticipates", "estimates", or the negative version of these words and similar statements of a future or forward looking nature identify forward looking statements. Examples of such forward looking statements include statements relating to Infinity's expectations concerning market and other conditions, future premiums, revenues, earnings and investment activities, expected losses, rate increases, improved loss experience and expected expense savings resulting from consolidation of the operations of its insurance subsidiaries.

    Actual results could differ materially from those expected by Infinity depending on changes in economic conditions and financial markets (including interest rates), the adequacy or accuracy of our pricing methodologies, the presence of competitors with greater financial resources and the impact of competitive prices, the ability to obtain timely approval for requested rate changes, judicial and regulatory developments adverse to the automobile insurance industry, the outcome of pending litigation against Infinity, weather conditions (including the severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions), changes in driving patterns and loss trends, acts of war and terrorist activities, and the challenges posed by consolidating the operations of our insurance subsidiaries. Infinity undertakes no obligation to publicly update or revise any of the forward-looking statements. For more detailed discussion of some of the foregoing risks and uncertainties, see Infinity's filings with the Securities and Exchange Commission.


   Conference Call

   The Company will hold a conference call to discuss 2003 second quarter
results at 11:00 a.m. (ET) today, July 30.   There are two alternative
communication modes available to listen to the call. Telephone access will be available by dialing 1-800-884-5695 and providing the confirmation code 26420876. Please dial 5 to 10 minutes prior to the scheduled start time. A replay of the call will also be available one hour following the completion of the call, at around 1:00 p.m. (ET), and will run until 8:00 p.m. on Wednesday, August 6, 2003. To listen to the replay, dial 1-888-286-8010 and provide the confirmation code 56477648. The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, go to Infinity's website, http://www.ipacc.com, click on Investor Relations and follow the instructions at the webcast link. The archived webcast will be available on Infinity's website approximately one hour following the completion of the call and will be available for one year.




                  Infinity Property and Casualty Corporation
                            Statement of Earnings
                          (in millions, except EPS)

                               For the Quarter           For the Six Months
                                 Ended June 30,            Ended June 30,
                                          Pro                        Pro
                                          Forma                      Forma
                              2003     (1) 2002         2003     (1) 2002

    Income:
     Earned Premiums        $165.9       $207.2       $331.4       $416.8
     Investment Income (2)    13.4         16.8         27.6         35.2
     Realized Gains (Losses)   0.2       (11.4)          0.5       (11.8)
     Other                     0.8          1.0          1.8          2.1
                             180.3        213.6        361.3        442.3
    Expenses:
     Loss, Loss Adjustment
      and Underwriting
      Expenses               153.0        204.0        308.9        413.6
     Interest Expense          1.2          1.2          2.4          2.4
     Other (3)                 7.5          5.3         13.8          9.5
                             161.7        210.5        325.0        425.5
    Income before Taxes       18.7          3.1         36.3         16.8
    Income Taxes               6.4          1.0         12.5          5.7
    Net Earnings             $12.3         $2.1        $23.8        $11.1

    Net Earnings per
     Share - Basic           $0.60        $0.10        $1.17        $0.55

    Weighted Average
     Shares - Basic         20.347       20.347       20.347       20.347

    Net Earnings per
     Share - Diluted         $0.60        $0.10        $1.16        $0.55

    Weighted Average
     Shares - Diluted       20.586       20.347       20.503       20.347


    Notes:
    (1) pro forma adjustments have been made for the following items:
        a. investment income on the $125.3 million portfolio transferred with the Assumed Agency Business at its market yield of 4.4%;
        b. interest expense on the $55 million note issued in December 2002;
           and
        c. income tax effects on applicable items

    (2) Investment income declined as a result of reduced average investments primarily from shareholder dividends paid in 2002 as well as lower market yields.

    (3) The $2.2 million increase for the quarter and $4.3 million increase for the six months are primarily attributable to $2.1 million and $3.0 million incurred, respectively, for expenses related to being a public company, including the cost of insurance for directors and officers, public accounting fees, rating agency fees, compensation expense for directors and holding company officers, and an increase in corporate litigation expenses of $1.5 million in the first half of 2003.

    Definitions of Non-GAAP Financial and Operating Measures

    Operating earnings are defined as net income, before realized gains and losses and the cumulative effect of a change in accounting principle, after tax. Infinity reports this non-GAAP measure because realized gains and losses can be volatile and because it is a measure used often by investors in evaluating insurance companies. Net earnings are the most comparable GAAP measure.


    Underwriting income measures the insurer's profit on insurance sales after all losses and expenses have been paid. It is calculated by deducting loss and loss adjustment expenses and underwriting expenses from premiums earned. Infinity reports this non-GAAP measure to show profitability before inclusion of investment income or taxes and because it is a measure used often by investors in evaluating insurance companies. Net earnings are the most comparable GAAP measure.


    Below is a schedule that reconciles operating earnings and underwriting income, both non-GAAP measures, to net earnings:


                                For the Quarter          For the Six Months
                                  Ended June 30,            Ended June 30,
    (in millions)
                                           Pro                        Pro
                                           Forma                      Forma
                              2003         2002         2003          2002

    Premiums Earned         $165.9       $207.2       $331.4       $416.8
    Loss, Loss Adjustment
     and Underwriting
     Expenses                153.0        204.0        308.9        413.6

    Underwriting Income       12.9          3.2         22.5          3.2

    Investment Income         13.4         16.8         27.6         35.2
    Other Income               0.8          1.0          1.8          2.1
    Interest Expense
     on Debt                 (1.2)        (1.2)        (2.4)        (2.4)
    Other Expense            (7.5)        (5.3)       (13.8)        (9.5)

    Pre-Tax Operating
     Income                   18.5         14.5         35.8         28.6

    Income Tax                 6.3          5.0         12.3          9.9

    Operating Earnings,
     after-tax                12.1          9.5         23.5         18.7

    Realized Gains (Losses)    0.2       (11.4)          0.5       (11.8)
    Income Tax Benefit
     (Expense)               (0.1)          4.0        (0.2)          4.1
                               0.1        (7.4)          0.3        (7.7)

    Net Earnings             $12.3         $2.1        $23.8        $11.1




SOURCE  Infinity Property and Casualty Corporation
    -0-                             07/30/2003
    /CONTACT: Roger Smith of Infinity Property and Casualty Corporation, +1-205-803-8188/
    /Web site:  http://www.ipacc.com/
    (IPCC)

CO:  Infinity Property and Casualty Corporation
ST:  Alabama
IN:  CST
SU:  ERN CCA